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                                                                    EXHIBIT 4.12

                           IMPERIAL HOLLY CORPORATION

                     NONEMPLOYEE DIRECTOR COMPENSATION PLAN


1.  Purpose
    -------

     The purpose of this Nonemployee Director Compensation Plan (the "Plan") of Imperial Holly Corporation (the "Company") is to promote ownership in the Company by outside directors of the Company whose services are considered essential to the Company's continued progress and thus to provide them with a further incentive to continue to serve as directors of the Company. The Plan is also intended to assist the Company through utilization of the benefits provided by the Plan to attract and retain experienced and qualified candidates to fill vacancies in the Board of Directors (the "Board") which may occur from time to time. All awards under this Plan are subject to approval of the Plan by the affirmative votes of the holders of a majority of the outstanding shares of the Company's Common Stock, present or represented and entitled to vote at the 1996 annual meeting of the Company's shareholders; provided that, if such approval is not obtained at the 1996 annual meeting of the Company's shareholders, this Plan shall terminate and cease to be of any further force or effect.

2.  Participation in the Plan
    -------------------------

     The Directors of the Company who are not employees of the Company or any affiliate of the Company, including, without limitation, the Chairman of the Board ("Eligible Directors"), shall be eligible to participate in the Plan; provided, however, that the recipient of an award must be serving as an Eligible Director on the date the award is granted.

3.  Stock Subject to the Plan
    -------------------------

     The stock subject to the Plan initially shall consist of 500,000 shares of authorized and unissued Common Stock, without par value, of the Company ("Common Stock").

4.  Stock Awards
    ------------

     On July 26, 1996, and on each subsequent annual election of Directors each year during the term of this Plan (the "Award Date"), each Eligible Director shall be issued a number of shares of Common Stock equal to (i) 167% of the otherwise applicable cash annual retainer payable to such Director, divided by
(ii) the Fair Market Value of the Common Stock on such Award Date, rounded to the nearest whole share. Common Stock will not be awarded under this Plan for committee or Director meeting fees. For purposes of this Plan, the "Fair Market Value" of a share on a particular date shall be deemed to be the mean between the highest and lowest sales price per share of Common Stock on the American Stock Exchange or, in the discretion of the Board, any other national stock exchange or transaction reporting system on which Common Stock is listed or quoted, or if Common Stock is not listed or quoted on any national stock exchange or transaction reporting system, the mean between the highest closing bid and lowest closing asked price for Common Stock as reported by the National Association of Securities Dealers NASDAQ

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System, or if not reported by such system, the mean between the closing bid and asked price as quoted by such quotation source as shall be designated by the Board on that date. If there shall have been no sale on the date in question, Fair Market Value shall be determined by reference to the last preceding date on which such a sale or sales were so reported.

     A stock certificate evidencing such shares shall be issued by the Company to the Eligible Director as soon as practicable after determination of the Fair Market Value on the Award Date, and such shares, when issued, shall be duly authorized, validly issued, fully paid and nonassessable.

5.  Stock Restrictions
    ------------------

     Shares of Common Stock issued to an Eligible Director in accordance with the Plan may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, until the earliest of the Eligible Director's death, disability or cessation of status as a Director or the occurrence of a Change in Control (as defined below) of the Company. Certificates for shares of Common Stock issued pursuant to the Plan shall bear an appropriate legend referring to the restriction. Any attempt to dispose of any such shares of Common Stock in contravention of the foregoing restriction shall be null and void and without effect. For purposes of this Paragraph 5, a "Change in Control" shall be deemed to have occurred if any of the following shall have taken place: (i) change in control is reported by the Company in response to either Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or Item 1 of Form 8-K promulgated under the Exchange Act; (ii) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of the Company's then-outstanding securities; or (iii) following the election or removal of directors, a majority of the Board of Directors consists of individuals who were not members of the Board of Directors two years before such election or removal, unless the election of each director who was not a director at the beginning of such two-year period has been approved in advance by directors representing at least a majority of the directors then in office who were directors at the beginning of the two-year period.

6.  Assignment
    ----------

     The rights and benefits of an Eligible Director under this Plan may not be assigned, and any attempted assignment of such rights and benefits shall be null and void.

7.  Limitation of Rights
    --------------------

A. NO RIGHT TO CONTINUE AS A DIRECTOR. Neither the Plan, nor the granting of an award nor any other action taken pursuant to the Plan, shall constitute or be evidence of any agreement or understanding, express or implied, that the Company will retain an Eligible Director for any period of time, or at any particular rate of compensation.

B. SHAREHOLDER'S RIGHTS. An Eligible Director shall have no rights as a shareholder until the date of the issuance to the Eligible Director of a stock certificate for the Common Stock awarded under the terms of the Plan, and no adjustment will be made for dividends or other rights for which the record date is prior to the date of such issuance.

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8.  Changes in Present Stock
    ------------------------

A. CORPORATE ACTS. The existence of this Plan shall not affect in any manner the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital stock of the Company or its business or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock (whether or not such issue is prior to, on a parity with, or junior to the Common Stock) or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.

B. ADJUSTMENTS. In the event of any subdivision or consolidation of outstanding shares of Common Stock or declaration of a dividend payable in shares of Common Stock or capital reorganization or reclassification or other transaction involving an increase or reduction in the number of outstanding shares of Common Stock, then the number of shares of Common Stock reserved under this Plan and subject to future awards of Common Stock shall be proportionately adjusted to reflect such transaction. Such adjustment to the number of shares of Common Stock shall reflect the proportional adjustment to the number of shares of Common Stock (or such other capital stock as may be issued in a reclassification) that a shareholder who owned an equivalent number of shares immediately before the happening of any of the events described in the preceding sentence would have owned or been entitled to receive after the happening of any of such events. In the event of any consolidation or merger of the Company with another corporation or entity or the adoption by the Company of a plan of exchange affecting the Common Stock or any distribution to holders of Common Stock of securities or property (other than cash dividends or dividends payable in Common Stock), the Board shall make such adjustments as it may deem equitable, including adjustments to avoid fractional shares, to give proper effect to such event; provided that such adjustments shall only be such as are necessary to maintain the proportionate interest of the Eligible Directors.

9.  Effective Date and Duration of the Plan
    ---------------------------------------

     The Plan shall take effect upon approval by the shareholders of the Company at the 1996 annual meeting of shareholders. The Plan shall terminate when all Common Stock subject to the Plan is awarded (unless earlier discontinued by the Board). If, on a date on which Common Stock would normally be awarded, there is not a sufficient number of shares available to grant each person otherwise eligible to receive an award on that date the full number of shares to which he or she would normally be entitled, shares shall be prorated among Eligible Directors according to the number of shares available on such date of grant. Such Eligible Directors shall be deemed to have received the full amount due to them in Common Stock on such date of grant; provided, however that the balance of any annual retainer fee shall be paid in cash.

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10.  Amendment of the Plan
     ---------------------

     The Board may suspend or discontinue the Plan or revise or amend it in any respect whatsoever, including, without limitation, to increase the number of shares of Common Stock authorized under the Plan; provided, however, that (a) after approval of the Plan by Company shareholders, no amendment or alteration shall be effective prior to approval by the Company's shareholders of such amendment or alteration to the extent such approval is then required pursuant to Rule 16b-3 promulgated under the Exchange Act, in order to preserve the applicability of any exemption provided by such rule to awards of Common Stock under this Plan (unless the Eligible Director consents) or to the extent shareholder approval is otherwise required by applicable legal requirements, and
(b) the Plan shall not be amended more than once every six months to the extent such limitation is then required pursuant to Rule 16b-3 in order to preserve the applicability of any exemption provided by such rule (or any successor provision under the Exchange Act) to awards of Common Stock under this Plan.

11.  Taxes
     -----

     A. Subject to Subparagraph B below, the Company may make such provisions as it may deem appropriate for the withholding of any taxes that it determines is required in connection with any Common Stock awarded under this Plan; provided, however, that upon approval by the Board, any Eligible Director may pay all or any portion of the taxes required or allowed to be withheld by the Company by electing to have the Company withhold shares of Common Stock, or by delivering previously owned shares of Common Stock, having a fair market value, determined in accordance with Paragraph 4, equal to the amount required to be withheld or paid. Such elections are irrevocable.

     B. At the time of the Award Date, each Eligible Director shall inform the Company, in accordance with procedures established by the Company, whether he or she wishes to have taxes withheld at such time, pursuant to an election under Section 83(b) of the Internal Revenue Code of 1986, as amended.

12.  Requirements of Law
     -------------------

     The issuance of shares of Common Stock under this Plan shall be subject to all applicable laws, rules, and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.

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13.  Governing Law
     -------------

     This Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Texas and construed accordingly.


     IN WITNESS WHEREOF, this Plan was adopted by the Board of Directors and approved by the Company's shareholders on July 26, 1996.


                                        IMPERIAL HOLLY CORPORATION

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